UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-153135	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure below describes our investment in Alexan Blaire House. All figures provided below are approximate.

On January 12, 2015, through a wholly-owned subsidiary of our operating partnership, BRG Southside, LLC (“BRG Southside”), we made a convertible preferred equity investment in a multi-tiered joint venture along with Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III” and collectively with SOIF II, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential (“TCR”), to develop an approximately 269-unit class A, apartment community located in Houston, Texas, to be known as Alexan Southside (the “Alexan Blaire House Property”). The Alexan Blaire House Property will be developed upon a tract of land ground leased from Prokop Industries BH, L.P., a Texas limited partnership (the “Ground Lessor”) by BR Bellaire BLVD, LLC (“Blaire House JV”), as tenant under an 85-year ground lease (the “Ground Lease”). The material features of the investment in the joint venture and the development project are described below.

BR Southside Member

For development of the Alexan Blaire House Property and the funding of any required reserves, the Company has made a capital commitment of $17,358,562, to acquire 100% of the preferred membership interests in BR Southside Member, LLC (“BR Southside Member”) through a wholly-owned subsidiary of the Company’s operating partnership, BRG Southside. The BRG Co-Investors will acquire 100% of the common membership interests in BR Southside Member, in accordance with their budgeted development-related capital commitments as follows: SOIF II $1.314 million; and SOIF III $1.314 million, to acquire 50% and 50% of the common membership interests, respectively.

Under the operating agreement for BR Southside Member our preferred membership interest earns and shall be paid on a current basis a preferred return at the rate of 15.0% per annum, based on the outstanding amount of our capital contributions to BR Southside Member made pursuant to our capital commitment. To date (i) we have funded $8,679,281 out of our capital commitment leaving $8,679,281 remaining to be funded and (ii) the BRG Co-Investors have funded $2,628,697. BR Southside Member may call for capital contributions in accordance with the requirements of the development budget for the Alexan Blaire House Property and we are obligated to fund our share of such capital contributions, limited to the amount of our capital commitment, within ten (10) days of our receipt of written notice of any such capital call, or the preferred return on our outstanding capital contributions shall be reduced to 7.0% annually.

We are not required to make any additional capital contributions beyond our aforesaid $17,358,562 capital commitment to BR Southside Member. However, if BR Southside Member makes an additional capital call and any of the BRG Co-Investors do not fully fund their pro rata (in accordance with their common membership interests) portion of the same, then we may elect to fund such shortfall as an additional capital contribution, in which case those contributions will accrue a preferred return at the rate of 20.0% per annum.

BR Southside Member is required to redeem our preferred membership interests on the earlier of the date which is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration of the construction loan. On the redemption date, BR Southside Member is required to pay us an amount equal to our outstanding net capital contributions to BR Southside Member plus any accrued but unpaid preferred return. If BR Southside Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue a preferred return at the rate of 20.0% per annum.

2

Distributions of operating cash flow of BR Southside Member will be made monthly (as cash flow permits) (ii) first to pay us all of our accrued but unpaid preferred return on our budgeted development-related capital contributions, next (ii) to pay us all of our accrued but unpaid preferred return on our additional capital contributions and, finally (iii) to the common members pro rata in accordance with their membership interests; provided, however, after the redemption date, all operating cash flow shall be paid to us until our preferred membership interest is fully redeemed.

Upon a sale, refinancing or other capital transaction regarding the Alexan Blaire House Property, the net proceeds shall be distributed by the BR Southside Member in the following order of priority: (i) to repay any debts or obligations; (ii) to fund any reserves determined in good faith by BR Southside Member’s manager or managers and approved by us; (iii) to us to repay our outstanding additional capital contributions and any preferred returns accrued thereon; (iv) to us to repay our budgeted development-related capital contributions and any preferred returns accrued thereon; (v) to the common members in accordance with their positive capital accounts and (vi) to the common members, pro rata in accordance with their common membership percentages.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Southside Member into a common membership interest for a period of six months from and after the date upon which 70% of the units in the Alexan Blaire House Property have been leased (the “Conversion Trigger Date”). Assuming that we and the BRG Co-Investors have made all of our budgeted development-related capital contributions as required and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 69% of the aggregate common membership interest in BR Southside Member (the “Expected Interest”), and the membership percentages of the BRG Co-Investors shall be adjusted accordingly. If the facts as of the Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Expected Interest, then we and the BRG Co-Investors are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

If we convert to a common membership interest, (i) we will no longer have any rights to any preferred returns on, or of, capital contributions to BR Southside Member, (ii) BR Southside Member will no longer be obligated to redeem us, and (iii) we will become the sole manager of BR Southside Member.

Prior to the exercise of the conversion right, SOIF II and SOIF III, both of which are affiliates of our Manager, shall be the managers of BR Southside Member, and shall have the power and authority to govern the business of BR Southside Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the Alexan Blaire House Property may not be diluted or altered in a manner to cause a material adverse effect on us without our prior written consent. These major decisions include: (i) confessing a judgment against BR Southside Member; (ii) admitting a new member; and (iii) making any loans or become a guarantor of any loans. Additionally, the following actions are subject to our sole approval (so long as we own a preferred membership interest): (i) causing BR Southside Member to approve any major decision of the owner of the Alexan Blaire House Property, BR Bellaire BLVD, LLC, or the Blaire House JV; (ii) approving any amendment of Blaire House JV’s operating agreement; (iii) filing or consenting to any bankruptcy, insolvency or similar action or proceeding regarding BR Southside Member or Blaire House JV; (iv) dissolving or liquidating BR Southside Member; (v) distributing any cash or property other than in accordance with BR Southside Member’s operating agreement; (vi) merging or consolidating BR Southside Member; (vii) amending the operating agreement of BR Southside Member; and (viii) causing Blaire House JV to enter into a transaction that would violate the provisions of Blaire House JV’s operating agreement designed to protect our status as a REIT.

Prior to the conversion of our preferred membership interest into a common membership interest, if any, BR Southside Member’s managers may be removed by us for “cause,” which includes the declaration of a default by the construction lender for the Alexan Blaire House Property, and any good faith assertion by us that the act of a manager constitutes fraud, gross negligence, willful misconduct, bad faith or material violation of law, breach of fiduciary duty, or any material breach of BR Southside Member’s operating agreement not cured within 60 days (or 90 days if such cure cannot be completed in 60 days, but the manager is diligently pursuing such cure). If BR Southside Member’s manager or managers are removed for cause, then we may appoint a replacement manager.

Following the conversion of our preferred membership interest into a common membership interest, if any, SOIF II and SOIF III shall be automatically removed as managers of BR Southside Member and we shall become the sole manager, removable only by a majority of the membership interest for actions constituting fraud or gross negligence causing a material diminution in value.

3

Blaire House JV

Blaire House JV is the title holder of the ground leasehold interest in the Alexan Blaire House Property.

BR Southside Member is committed to invest $15,293,215 to acquire a 90% equity interest in Blaire House JV, and Blaire House, LLC, an affiliate of TCR (the “TCR Member”) is committed to invest $1,699,277 to acquire a 10% equity interest in Blaire House JV, and BR Southside Member and the TCR Member have entered into a joint venture operating agreement for Blaire House JV. The operating agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

The BR Southside Member and the TCR Member are each co-managers of Blaire House JV, and have appointed a management committee to act on decisions of the managers under the operating agreement, which is controlled by the BR Southside Member. Decisions of the management committee are subject to major decisions that are reserved to the members. These major decisions include: (i) commencing, responding to or settling any litigation involving Blaire House JV or the Alexan Blaire House Property (other than construction related claims, including mechanics’ liens, approved by the TCR Member); (ii) admission of additional members, subject to certain permitted affiliate transfers; (iii) taking actions that would expose a party to liability under a loan guaranty; (iv) pledging an interest in the property; (v) filing or initiating a bankruptcy; (vi) any amendment to the certificate of formation or operating agreement of Blaire House JV; (vii) subject to certain limited exceptions, borrowing any funds other than the Construction Loan; (viii) entering into any agreement with an affiliated party; (ix) entering into any reorganization, merger or consolidation of Blaire House JV; (x) acquiring any real property other than the property; (xi) selling the project or property; (xii) subject to certain limited exceptions, approving any general contractor or co-developer; (xiii) approving the annual operating budget or modifications; (xiv) subject to certain limited exceptions, approving modifications to the project budget; (xv) approving the initial property management company; (xvi) modifying the preliminary drawings for the project; and (xvii) making any material amendments to, modifications of, or the exercise of any applicable options (other than an option to terminate the Ground Lease prior to the purchase of building permits for the Alexan Blaire House Property) under, the Ground Lease (the “JV Major Decisions”).

To the extent that BR Southside Member and the TCR Member are not able to agree on a JV Major Decision on or after the earlier of January 8, 2020 or the second anniversary of the completion of the construction of the improvements on the Alexan Blaire House Property, either party may initiate a buy-sell proceeding compelling the other member to purchase the initiating party’s membership interest or sell to the initiating party the non-initiating party’s membership interest, or otherwise compel the sale of the property.

Development Agreement and Development Cost Overruns

Blaire House JV has entered into a development agreement with Maple Multi-Family Operations, L.L.C. (the “Developer”), an affiliate of TCR, providing for development services for the project, and entered into a construction agreement with Maple Multi-Family TX Contractor, L.L.C. (the “Contractor”), an affiliate of TCR, for construction services for the project. Under the terms of the development agreement, the Developer will be entitled to earn a development fee of $1,413,842, payable monthly (beginning after the demolition of the existing improvements) based upon percentage of the development work completed as of the end of the relevant month. The BR Southside Member and the TCR Member have agreed to a development budget pursuant to which the project will be developed. Under the terms of the operating agreement for the Blaire House JV, the TCR Member is generally responsible for funding development cost overruns attributable to hard and soft costs over the budgeted items in the development budget, which may be returned to the TCR Member only after BR Southside Member has achieved a threshold internal rate of return as described below.

4

 Additional Capital Contributions

Except for development cost overruns required to be funded by the TCR Member, the operating agreement provides that in certain instances either member and in other instances the management committee may call for additional capital contributions to fund any cash flow deficits caused by cost overruns that are attributable to taxes, insurance premiums, debt service or operating deficits, that are not otherwise caused by the fraud, gross negligence, or default by a member or certain of its affiliates under the operating agreement. Cost overruns caused by a member or its affiliates must be funded by, and are payable to, the defaulting member in the same manner as development costs overruns.

The TCR Member also has the right to unilaterally call additional capital contributions under the operating agreement, other than for development cost overruns, as long as the TCR Member or its affiliate has an outstanding loan guaranty in order to fund any debt service shortfall or other payment that, if unpaid, would constitute a payment default on a guaranty.

Any additional capital contributions are to be made 90% by BR Southside Member and 10% by the TCR Member. Any such additional capital contributions will be funded on a priority return basis and be entitled to priority return of 10% per annum, cumulative and compounded monthly. No additional capital contribution is mandatory. The sole remedy of the other member for unfunded additional capital contributions is to fund such contributions and to earn upon such disproportionate additional capital contributions funded a priority return of 20% per annum, except in the case of a capital call to provide equity to pay off the construction loan or to fill an equity gap to refinance the construction loan, in which case the priority return would be 9% per annum.

Financing

The TCR Member is required to use its commercially reasonable efforts to secure, on behalf of Blaire House JV, a construction loan in the approximate principal amount of $31.6 million (the “Loan”) from Bank of America, N.A (the “Lender”). If necessary in order to secure the Loan, the TCR Member must, or must cause certain of its affiliates to, provide such guaranties or indemnities requested by the Lender, subject to the TCR Member’s approval of the terms of such guaranties or indemnities.

Distributions

Pursuant to the provisions of the operating agreement, distributions are made generally as follows: (i) first, to repay unreturned disproportionate capital contributions and the priority return earned thereon in inverse order of funding such disproportionate contributions; (ii) second, pari passu, to the members in accordance with accrued but unpaid additional capital contribution priority return until paid in full, (iii) third, to the members, pari passu, in accordance with their additional capital contributions until reduced to zero, (iv) fourth, to the members, pari passu, in accordance with their unreturned budgeted development-related capital contributions until each member has received an internal rate of return of 10%, (v) fifth, to the TCR Member, until the TCR Member receives its mandatory cash overrun loan distribution, (vi) sixth, to the applicable member an amount equal to any development cost overruns or cost overruns required to be funded by a member because of the bad act or default action of that member or its affiliates, (vii) seventh, 80.0% to the members pro rata in accordance with their ownership percentages and 20.0% to the TCR Member until BR Southside Member has received an internal rate of return of 13%, (viii) eighth, 70.0% to the members pro rata in accordance with their ownership percentages and 30.0% to the TCR Member until BR Southside Member has received an internal rate of return of 18.0% and (ix) thereafter, 50.0% to the members pro rata in accordance with their ownership percentages and 50.0% to the TCR Member.

The Development and Ground Lease

The Alexan Blaire House Property is a to-be-developed apartment community situated on approximately 4.22 acres. Once constructed, the Alexan Blaire House Property will total 240,486 square feet, with approximately 269 total units and average net unit sizes of approximately 894 square feet. The property will have approximately 70% one-bedroom, and approximately 30% two-bedroom units. The Alexan Blaire House Property will be situated within Houston’s Inner Loop in the City of Southside Place, a 128-acre community bordering high-end residential neighborhoods including the City of West University Place, the City of Bellaire and Braes Heights, with high end shopping, parks and schools also adjacent to the site. The property will be within three miles of the largest employment nodes in the Houston Metropolitan Statistical Area, including the Texas Medical Center, the largest such medical complex in the world, which encompasses 21 hospitals, multiple medical and nursing schools and more than 106,000 employees. In addition, the Alexan Blaire House Property will be within close proximity to the 4.25 million square foot Greenway Plaza; the Galleria/Uptown business district, which houses more than 2,000 companies; and the expanding Central Business District, which is currently home to 12 Fortune 500 companies. The Alexan Blaire House Property will incorporate best-in-class interior finishes for the Houston market, including ten-foot ceilings throughout, hardwood floors, granite countertops, stainless steel appliances with gas ranges and full-sized side-by-side refrigerators, and hardwood cabinetry with 42-inch uppers in kitchens. In addition to premium finishes and appliances, the complex will feature high-quality community amenities such as a resort quality pool, state of the art fitness facility, concierge, and business center. Our Manager believes that the Alexan Blaire House Property is well located, has acceptable roadway access, and will be adequately insured.

5

Blaire House JV will ground lease the tract of land upon which the Alexan Blaire House Property will be constructed from the Ground Lessor. Neither we nor our Manager is affiliated with the Ground Lessor and there is no material relationship between the Ground Lessor, us or our affiliates, or any of our directors, officers or their respective associates, other than in respect of this transaction.

The Ground Lease has a term of 85 years, with no extension options, beginning upon the expiration of the 30-day feasibility period following the execution of the Ground Lease during which period TCR Member on behalf of Blaire House JV may terminate the Ground Lease for any reason without penalty. Blaire House JV is required to pay annual rent in equal monthly installments on the first day of each month beginning with the first day of the first full calendar month following the end of the feasibility period. Beginning on the date that rent commences and ending on the first day of the month following the property reaching stabilization as defined in the Ground Lease, the annual rent under the Ground Lease shall be $600,000. Following stabilization the annual rent shall be $1,085,004, as adjusted every 10 years based on CPI increases in accordance with the Ground Lease (provided, that the stabilized rent may never be adjusted downward). Blaire House JV will also be required to pay, as additional rent, all of the Ground Lessor’s real estate taxes related to the Ground Lease or the Alexan Blaire House Property. The Ground Lease is an absolute net lease.

The Ground Lease permits Blaire House JV to assign its leasehold interest under the Ground Lease without the consent of the Ground Lessor, subject to any assignee assuming all of the obligations of the tenant under the Ground Lease. If the Ground Lessor elects to sell the premises to a non-affiliate during the term of the Ground Lease, then the Ground Lessor must give Blaire House JV notice of such proposed sale, including the terms thereof, and Blaire House JV will have a 15-day right of first refusal to purchase the premises upon the same terms as the proposed sale.

The Ground Lease requires the Blaire House JV to lease down and then demolish the existing multi-family complex on the leased premises. The joint venture is expected to break ground on the Alexan Blaire House property during the third quarter of 2015. The Alexan Blaire House Property is expected to be completed in the fourth quarter of 2017. The total projected development cost of the Alexan Blaire House property is estimated to be $48.6 million, or approximately $181,000 per unit. The anticipated aggregate equity investment is approximately $17.0 million and Blaire House JV is anticipated to secure the Loan to finance the approximately $31.6 million remaining in construction cost.

6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: January 12, 2015	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer and Treasurer

7